Exhibit 5.1

SALAVERRI•DELLATORRE•BURGIO & WETZLER MALBRÁN

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City of Buenos Aires, October 7, 2016

Pampa Energía S.A.

Maipú 1

City of Buenos Aires (C1084ABA)

Argentina

Ladies and Gentlemen:

                We have acted as Argentine legal advisers of Pampa Energía S.A. (the “Company”), a sociedad anónima organized under the laws of the Republic of Argentina (“Argentina”), in connection with the offers by the Company (a) to exchange (i) outstanding Class B Shares (“PESA Shares”) of Petrobras Argentina S.A. held by U.S. Persons and (ii) outstanding American depositary shares, each representing ten PESA Shares, for the Offer Share Consideration and (b) to purchase any and all outstanding PESA Shares held by U.S. Persons for the Offer Cash Consideration, pursuant to the Company’s amended registration statement on Form F-4/A (No. 333-213038), filed with the Securities and Exchange Commission on October 6, 2016 (as amended, the “Registration Statement”).

Terms not defined herein shall have the meaning ascribed to them in the Registration Statement.

                In such capacity, we have examined and/or relied upon such documents as we have considered necessary for the purpose of giving this opinion, including copies of the following documents:

(i)      a copy of the Registration Statement; and

(ii)    such other documents, corporate records and certificates of officers of the Company as we may have deemed necessary for the purpose of this opinion.

                In giving this opinion we have assumed that:

(i)      all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii)    the signatures on the originals, certified copies or copies of all documents submitted to us are genuine;

(iii)   all documents submitted to us as originals are authentic; and

(iv)  that all documents have been validly authorized, executed and delivered by all of the parties thereto (other than the Company).

                We have not made any investigation of the laws of any jurisdiction outside Argentina and this opinion is given solely in respect of the laws of Argentina, as of the date hereof and not in respect of any other law. In particular we have made no independent investigation of the laws of the State of New York or of any other jurisdiction as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

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Libertador 602, piso 3 (C1001ABT) │ Buenos Aires │ Argentina

                                                            Tel. (54-11) 5236-0700 │ Fax. (54-11) 4315-1178

www.esalaverri.com

As to factual matters, we have relied upon certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.

Based on the above assumptions, we are of the opinion that the common shares to be issued by the Company are duly and validly authorized and will be, when issued as described in the Registration Statement, legally issued, fully paid for and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement.

                Very truly yours,

/s/ Roberto Lizondo

Roberto Lizondo

Salaverri, Dellatorre, Burgio & Wetzler Malbran

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